UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

(Amendment No.        )

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☐ Definitive Proxy Statement

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☐ Soliciting Material Pursuant to 240.14a-12

Spring Valley Acquisition Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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2100 McKinney Ave ● Suite 1675 ● Dallas, TX 75201

August 10, 2021

Dear Shareholder:

We have previously sent you proxy material for the Spring Valley Acquisition Corp Extraordinary General Meeting to be held on August 20, 2021. To ensure that your shares are counted, please take a moment right now and return the enclosed proxy card.

Our Board of Directors has unanimously determined that the Merger and Merger Agreement, and the transactions contemplated by the Merger Agreement, are fair to and in the best interests of Spring Valley and its shareholders. Our board recommends that you vote “FOR” all proposals on the agenda.

In order to make it convenient for you to vote, we are enclosing a duplicate proxy card for your use. We have also made arrangements for you to be able to vote by telephone or internet, as well as by mail. Simply follow the instructions on the enclosed proxy card.

Please vote by telephone or internet today! If you don’t vote, your non-vote will have the same effect as a vote against the merger. Remember - every share and every vote counts! You may also sign, date and mail your proxy card in the envelope provided. If you have any questions, please call our proxy solicitor, MacKenzie Partners, Inc., at (800) 322-2885.

Thank you for your continued support.

Sincerely,

William Quinn

Chairman of the Board of Directors